EXHIBIT 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR SECOND

QUARTER FISCAL YEAR 2008

•	Revenues: Up 11 percent to $2.2 billion

•	Operating Income: Up 15 percent to $173 million

•	Diluted EPS from Continuing Operations: $0.24

(SAN DIEGO and MCLEAN, VA) – September 6, 2007 – SAIC, Inc. [NYSE: SAI], a leading provider of research, engineering, and technology services and solutions, today announced financial results for the second quarter of fiscal year 2008, which ended July 31, 2007.

“The company posted strong financial results for the second quarter. We met all of our financial objectives and are on track for an excellent year,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Our employees are aligned with and executing the plan that we described at the time of our initial public offering to accelerate revenue growth, improve margins, and deploy our capital wisely.”

During the quarter, the company completed a reorganization transaction resulting in the disposition of its 55 percent interest in the consolidated joint venture, AMSEC LLC. In exchange for its 55 percent interest in the joint venture, the company received certain divisions of AMSEC that have been integrated into the company. The results from the portion of the business disposed of in this reorganization transaction are reflected in discontinued operations.

Summary Operating Results

Revenues for the quarter were $2.2 billion, up 11 percent from $2.0 billion in the second quarter of fiscal year 2007. Internal, or non-acquisition, growth represented 8 percentage points of the consolidated growth for the quarter. Key drivers of internal growth include the start-up of the global positioning system contract, increased sales of border and port security and emergency responder equipment, and greater activity in our system engineering and integration business.

Operating income for the quarter was $173 million (7.8 percent of revenue), up 15 percent from $151 million (7.6 percent of revenue) in the second quarter of fiscal year 2007. Operating income benefited from increased profitability of $12 million on many cost reimbursable contracts as a result of improved management of prior year indirect cost overruns, increased sales of highly profitable border and port security products, improved fees on several large programs, and continued efforts to streamline administrative and management activities. Operating improvement came despite increased spending on business development and internal research and development and an $8 million expense to remediate data security lapses on a customer contract.

Income from continuing operations for the quarter was $99 million, down 1 percent from $100 million in the second quarter of fiscal year 2007. The decrease in income from continuing operations despite the $22 million increase in operating income primarily results from a $19 million decrease in interest income due to the payment of the $2.45 billion special dividend in November 2006.

Diluted earnings per share from continuing operations for the quarter were $0.24, down 17 percent from $0.29 in the second quarter of fiscal year 2007, driven by the higher share count compared to the prior year. The diluted share count for the quarter was 418 million, up 22 percent from 342 million in the second quarter of fiscal year 2007 as a result of the 86.25 million shares issued in the October 2006 IPO.

Diluted earnings per share, which include discontinued operations, were $0.31 for the quarter, up 3 percent from $0.30 in the second quarter of fiscal year 2007, primarily as a result of the $31 million pre-tax gain in discontinued operations on the portion of the business disposed of in the AMSEC reorganization transaction.

Cash Generation and Capital Deployment

The company generated $257 million in cash flow from operations during the quarter, up 22 percent from $211 million in the second quarter of fiscal year 2007. The increase in cash flow from operations is in part due to decreases during the quarter in days sales outstanding from 73 to 64 days.

During the quarter, the company used a total of $78 million to repurchase 3.6 million shares under the stock repurchase program and .7 million shares in privately negotiated transactions or other recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events.

Mark Sopp, SAIC chief financial officer commented, “In the second quarter, our core business showed improved profitability and excellent cash flow. We are also pleased with our discipline in deploying cash flow wisely to improve shareholder value, both through increased share repurchases during the quarter and the Benham acquisition at the beginning of the third quarter.”

New Business Awards

Net new business bookings totaled $1.9 billion in the second quarter of fiscal year 2008, representing a book-to-bill ratio of 0.9. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

The largest competitive definite delivery contract received during the quarter was:

•

Immigration and Customs Enforcement (ICE) Information Technology (IT) Operations and Maintenance Support. SAIC won a single task order from the Department of Homeland Security (DHS) to provide ICE with comprehensive enterprise IT support services to manage its IT infrastructure and field operations support at over 550 sites with more than 19,000 end-users worldwide. Awarded under the Enterprise Acquisition Gateway for Leading Edge Solutions (EAGLE) program, the time and materials task order is one year with two one-year options for a ceiling value of $85 million.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in the bookings total. Notable IDIQ awards during the quarter include:

•

Supply Chain Management for Chemicals and Petroleum, Oils and Lubricants (POLs). SAIC will manage the supply chain of chemicals and packaged POLs for the Department of Defense under a firm-fixed-price single-award IDIQ contract with a ceiling value of $6.2 billion over 10 years if the customer exercises all options. The single-award contract with the Defense Supply Center – Richmond was awarded in May and a protest of the award was denied in August.

•

Fleet Forces Tactical Training Support. SAIC won this recompete of a five-year, $172 million single-award IDIQ to provide training support to U.S. Fleet Forces and Atlantic Fleet training commands. Training services include live, virtual and constructive training events; classroom instruction and curriculum development; training metric development; data collection, reconstruction and analysis; and staff support in the areas of training policy and management.

•

Commander, Operational Test and Evaluation Force (COTEF) Support Services. SAIC won a five-year, $115 million IDIQ contract to provide technical and analytical support to the COTEF in the definition, conduct, and analysis of structured integrated operational and integrated test and evaluation of U.S. Navy systems. This win represents a new opportunity for the company and expands its footprint in the Tidewater region of Virginia.

•

Space and Naval Warfare Systems Center, Charleston (SSCC) Technology Services. SAIC’s Eagan, McAllister Associates, Inc. (EMA) subsidiary won a single-award IDIQ contract from SSCC with a ceiling value of $91 million over five years. EMA will provide advanced technology services including systems engineering, integration and technical support; program and configuration management; network security systems engineering, and training and procurement support. EMA also will support information assurance certification, test, and evaluation; integrated logistics support and life cycle support; security sustainment services; and security operations as required by Space and Naval Warfare Command (SPAWAR).

The company’s backlog of signed business orders at the end of the second quarter of fiscal year 2008 was $14.1 billion, of which $4.5 billion was funded. The negotiated unfunded backlog of $9.6 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

The company is reaffirming its guidance for fiscal year 2008 revenue, diluted earnings per share (EPS) from continuing operations and cash flow from operations, which is shown in the table below, originally given on December 12, 2006 and subsequently reaffirmed on April 11, 2007 and June 6, 2007. Our EPS guidance assumes no share repurchases under our share repurchase program after July 31, 2007.

Measure	FY Ending 1/31/2008
Revenue (billions)	$8.70 – $9.00
Diluted EPS from continuing operations	$0.83 – $0.88
Cash flow from operations (millions)	$450 or greater

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions.

SAIC: FROM SCIENCE TO SOLUTIONS ®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form
10-K filed with the SEC on April 12, 2007, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of September 6, 2007. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

External Communications:
Connie Custer, McLean	Ron Zollars, San Diego
703-676-6533	858-826-7896
constance.a.custer@saic.com	ronald.m.zollars@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2007	2006	2007	2006
Revenues	$2,222	$1,994	$4,233	$3,891
Costs and expenses:
Cost of revenues	1,910	1,714	3,656	3,347
Selling, general and administrative expenses	139	129	268	255

Operating income	173	151	309	289
Non-operating income (expense):
Interest income	14	33	28	62
Interest expense	(23)	(23)	(45)	(46)
Minority interest in income of consolidated subsidiaries	(1)	(2)	(3)	(3)
Other income (expense), net	(4)	1	(4)	3

Income from continuing operations before income taxes	159	160	285	305
Provision for income taxes	60	60	111	114

Income from continuing operations	99	100	174	191
Discontinued operations:
Income from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes (including net gain on sales of $35 and $44 for the three and six months ended July 31, 2007, respectively, and loss on sale of $1 for the three and six months ended July 31, 2006)	37	6	50	11
Minority interest in income of consolidated subsidiaries	1	2	2	4
Provision (benefit) for income taxes	4	1	11	(11)

Income from discontinued operations	32	3	37	18

Net income	$131	$103	$211	$209

Earnings per share:
Basic:
Income from continuing operations	$0.24	$0.30	$0.43	$0.57
Income from discontinued operations	0.08	0.01	0.09	0.06

	$0.32	$0.31	$0.52	$0.63

Diluted:
Income from continuing operations	$0.24	$0.29	$0.42	$0.55
Income from discontinued operations	0.07	0.01	0.08	0.06

	$0.31	$0.30	$0.50	$0.61

Weighted average shares outstanding:
Basic	405	331	405	334

Diluted	418	342	418	345

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,131	$1,109
Receivables, net	1,583	1,598
Inventory, prepaid expenses and other current assets	229	190
Assets of discontinued operations	—	85

Total current assets	2,943	2,982
Property, plant and equipment (less accumulated depreciation and amortization of $284 and $261 at July 31, 2007 and January 31, 2007, respectively)	385	382
Intangible assets, net	95	109
Goodwill	955	920
Deferred income taxes	68	57
Other assets	102	109

	$4,548	$4,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$940	$1,032
Accrued payroll and employee benefits	486	507
Income taxes payable	—	73
Notes payable and long-term debt, current portion	131	29
Liabilities of discontinued operations	—	25

Total current liabilities	1,557	1,666
Long-term debt, net of current portion	1,098	1,199
Other long-term liabilities	174	102
Commitments and contingencies
Minority interest in consolidated subsidiaries	—	56
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,701	1,557
Retained earnings	42	6
Accumulated other comprehensive loss	(24)	(27)

Total stockholders’ equity	1,719	1,536

	$4,548	$4,559

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2007	2006	2007	2006
Cash flows from operations:
Net income	$131	$103	$211	$209
Income from discontinued operations	(32)	(3)	(37)	(18)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	18	19	35	34
Stock-based compensation	22	21	45	36
Excess tax benefits from stock-based compensation	(12)	—	(39)	—
Other non-cash items	10	12	12	11
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	33	(12)	7	(11)
Inventory, prepaid expenses and other current assets	(28)	23	(27)	42
Deferred income taxes	6	4	6	(11)
Other assets	(1)	—	(3)	(3)
Accounts payable and accrued liabilities	35	(46)	(80)	(86)
Accrued payroll and employee benefits	91	90	(17)	17
Income taxes payable	(7)	2	20	67
Other long-term liabilities	(9)	(2)	(5)	—

Total cash flows provided by operations	257	211	128	287
Cash flows from investing activities:
Expenditures for property, plant and equipment	(11)	(13)	(23)	(31)
Acquisition of businesses, net of cash acquired	—	(18)	—	(32)
Purchases of marketable securities available-for-sale	—	—	—	(4,258)
Proceeds from sales and maturities of marketable securities available-for-sale	—	—	—	5,917
Other	(7)	(4)	(2)	6

Total cash flows provided by (used in) investing activities	(18)	(35)	(25)	1,602
Cash flows from financing activities:
Payments on notes payable and long-term debt	(8)	(6)	(9)	(18)
Sales of stock and exercise of stock options	20	34	55	50
Repurchases of stock	(78)	(552)	(172)	(584)
Excess tax benefits from stock-based compensation	12	—	39	—
Other	(1)	—	—	(1)

Total cash flows used in financing activities	(55)	(524)	(87)	(553)

Increase (decrease) in cash and cash equivalents from continuing operations	184	(348)	16	1,336

Cash flows of discontinued operations:
Cash provided by (used in) operating activities from discontinued operations	4	4	(1)	9
Cash provided by (used in) investing activities from discontinued operations	—	—	3	—
Cash used in financing activities from discontinued operations	—	(1)	—	(8)

Increase in cash and cash equivalents from discontinued operations	4	3	2	1

Total increase (decrease) in cash and cash equivalents	188	(345)	18	1,337

Cash and cash equivalents at beginning of period—continuing operations	943	2,688	1,109	1,001
Cash and cash equivalents at beginning of period—discontinued operations	—	29	4	34

Cash and cash equivalents at beginning of period	943	2,717	1,113	1,035

Cash and cash equivalents at end of period—continuing operations	1,131	2,342	1,131	2,342
Cash and cash equivalents at end of period—discontinued operations	—	30	—	30

Cash and cash equivalents at end of period	$1,131	$2,372	$1,131	$2,372